UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 14, 2009

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On April 14, 2009, Global Hotline, Inc. (“GHI”) announced that it had signed Agreements with a major Japanese telecommunications customer for the three month period from April 1, 2009 to June 30, 2009. Global Hotline agreed to sell telephone and wireless products on behalf of this customer and will be paid primarily on an incentive basis for telephone lines sold and an hourly rate for wireless products sold with possible bonuses if certain volume targets are achieved, with payments due in 30 days after the month billed. The Agreements may be cancelled under certain conditions. The Agreements will be filed as exhibits to the Form 10-K for the twelve months ending March 31, 2009.

On April 14, 2009, SG Telecom, Inc. (“SG”) renewed an Agency Contract (“Agency Contract”) with another major Japanese telecommunication customer for the period April 14, 2009 through April 13, 2010. Pursuant to this Agency Contract, SG sells various internet and broadband products on behalf of the customer, with sales commissions payable within 30-90 days after confirmation by the customer. The Agency Contract is automatically renewable for an additional year unless it is terminated by either party upon thirty days notice before the expiration date. The Agency Contract may be cancelled under certain conditions.

On April 14, 2009, IA Partners Co Ltd (“IA Partners”) announced that it had renewed an Agency Agreement with a major Japanese insurance company for the period May 2, 2009 through May 1, 2010. Pursuant to this Agency Agreement, IA Partners agreed to sell insurance products, with sales commissions payable from 30-120 days and ongoing commissions for up to ten years, to the extent the customer continues to maintain the insurance. The Agency Agreement is automatically renewed each year unless it is terminated by either party upon thirty days notice before the expiration date. The Agency Agreement may be cancelled under certain conditions.

On April 1, 2009, IA Partners announced that a Memorandum on Telemarketing Support and an Agency Agreement (together, the “Agreements”) were renewed with a major Japanese insurance company for the period June 1, 2009 through May 31, 2010. The IA Partners has agreed to sell insurance products on behalf of the major insurance company, with fees payable based on booths operated and a percentage of the annual premium sold, with payments due in 30 days after the month billed. The Agreements may be cancelled under certain conditions.

On April 14, 2009, IA Partners renewed a Call Center Business Service Agency Agreement (“Agency Agreement”) with a major Japanese telecommunications company for the period May 21, 2009 through May 20, 2010. IA Partners sells various internet and broadband products on behalf of the customer, with sales commissions payable from 30 days after confirmation by the customer. The Agency Agreement can be terminated by either party upon ninety days notice and may be cancelled under certain conditions.

On April 14, 2009, Global Hotline renewed a Sales and Promotion Agreements with a major Japanese company on line retailer for the period May 9, 2009 through May 8, 2010. Global Hotline agreed to represent the customer in its mail order business, with sales commissions payable in thirty days. The Agreements are automatically renewable for an additional year. The Agreements may be cancelled with 90 or 120 days notice, respectively. The Agreements may be cancelled under certain other conditions.

On April 14, 2009, Inforidge Co Ltd (“Inforidge”) renewed into Recruiting Agreements with major Japanese company on line retailer for the period May 9, 2009 through May 8, 2010. Inforidge agreed to assist the customer in temporary hiring for its mail order business, with commissions payable in thirty days. The Agreement is automatically renewable for an additional year. The Agreements may be cancelled under certain conditions.

On April 14, 2009, Global Hotline and Inforidge entered into Agreements with a major Japanese insurance company for the period May 7, 2009 through May 6, 2010. Pursuant to these Agreements, Global Hotline and Inforidge agreed to sell insurance products on behalf of the customer, with sales commissions payable in thirty days. The Agreements have no expiration date, but can be cancelled with sixty days notice by either party. The Agreements may be cancelled under certain other conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: April 14, 2009

By:	/s/ Mark Scott

Mark Scott

Chief Operating and Financial Officer